Exhibit 99.1

CONTACT: Shintaro Asako Chief Financial Officer Phone: (858) 373-1500 E-mail: info@medicinova.com Rhonda Chiger Rx Communications Group, LLC Phone: (917) 322-2569 E-mail: rchiger@rxir.com

FOR IMMEDIATE RELEASE

MediciNova Reports Second Quarter 2009 Results

SAN DIEGO, Calif. – August 14, 2009 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced financial results for the second quarter ended June 30, 2009.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which was filed August 14, 2009 and is available through http://investors.medicinova.com.

Financial Results

For the quarter ended June 30, 2009, MediciNova reported a net loss of $4.7 million, or $0.39 per share, compared to a net loss of $4.9 million, or $0.41 per share, for the same period last year. There were no revenues for the quarter ended June 30, 2009. Research and development expenses were $2.7 million for the quarter ended June 30, 2009, compared to $2.2 million for the quarter ended June 30, 2008. The increase in research and development expenses was primarily due to an increase of costs associated with the two

Phase II clinical trials related to MN-221 for the treatment of acute exacerbations of asthma in emergency departments, offset by a decrease of costs related to the completion of the two-year Phase II clinical trial for MN-166 for the treatment of multiple sclerosis and an overall decrease in spending related to MediciNova’s other clinical development programs as the company continued to focus its resources on the MN-221 clinical development program. General and administrative expenses were $2.2 million for the quarter ended June 30, 2009, compared to $2.2 million for the quarter ended June 30, 2008.

As of June 30, 2009, the carrying value of MediciNova’s cash, cash equivalents, investment securities and ARS Put, net of the ARS Loan, was $40.7 million, compared to $49.1 million at December 31, 2008.

At June 30, 2009, all of MediciNova’s investment securities were Auction Rate Securities (ARS), of which $22.1 million consisted primarily of municipal bonds and government-guaranteed student loan securities and $2.1 million consisted of private placement securities. None of the underlying collateral for the company’s ARS consisted of subprime mortgages or collateralized debt obligations. The ARS were previously designated as trading securities. Therefore, MediciNova recorded in its consolidated statement of operations an overall net gain on its ARS portfolio of approximately $1.2 million to record their increase in fair value and recorded a corresponding impairment charge in its consolidated statement of operations of approximately $1.1 million on the associated ARS Put to record its decline in fair value. At June 30, 2009, due to the time frame in which the company can readily convert certain of its ARS to cash, MediciNova reclassified $21.3 million of ARS investment securities out of long-term assets and into current assets. In addition, given that the ARS Put can be exercised within a 12 month period from June 30, 2009, MediciNova reclassified the ARS Put to a current asset.

In August 2008, UBS AG, the brokerage firm through which MediciNova purchased the majority of its ARS, entered into a settlement with the SEC, the New York Attorney General and other state agencies. Under the settlement, UBS issued Auction Rate

Security Rights to MediciNova, which would allow the company to sell to UBS the ARS held in accounts with UBS, or the ARS Rights Offer. Pursuant to the ARS Rights Offer, MediciNova received the right to sell to UBS the ARS at par value at any time during the period beginning June 30, 2010 and ending July 2, 2012, or the ARS Put. UBS also offered to MediciNova a no net cost loan program, or ARS Loan, whereby the company would be able to borrow up to 75 percent of the market value, as determined by UBS at its sole discretion, of its ARS that have been pledged as collateral at an interest cost that would not exceed the interest being paid on the underlying ARS investments. In January 2009, MediciNova was approved for the ARS Loan in the amount of $15.9 million and drew down the entire preapproved amount. In February 2009, MediciNova borrowed an additional $2.2 million under the ARS Loan, bringing the total amount outstanding under the ARS Loan to $18.1 million, following UBS’ decision to increase its availability under the ARS Loan. All cash received under the ARS Loan was invested in money market accounts. At June 30, 2009, the amount outstanding under the ARS Loan was $17.9 million.

Recent Highlights

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In April 2009, MediciNova announced final results from its Phase II clinical trial (MN-221-CL-006) evaluating MN-221 at planned escalating doses of 240 to 1,080 micrograms in patients with severe, acute exacerbations of asthma treated in emergency departments. The study included 29 (13 treated with standard care only and 16 treated with MN-221 plus standard care) patients with severe, acute exacerbations of asthma. All patients received standardized care consisting of inhaled albuterol, ipratropium and oral steroid treatment. No safety concerns with adding MN-221 to standardized care were identified following review of electrocardiogram (ECG), laboratory and Adverse Experience data. The hospitalization rate among patients treated with standardized care only was 46 percent (six of 13), which was the anticipated rate, compared to a hospitalization rate of 25 percent (four of 16) among patients receiving MN-221 plus standardized care. This represents a 45 percent reduction in hospitalization rate among patients treated with MN-221.

•

In July 2009, MediciNova announced the proposed final protocol for its Phase II placebo-controlled clinical trial (MN-221-CL-007) evaluating MN-221 in patients with severe, acute exacerbations of asthma. Dosing in this clinical trial will compare standardized care only to standardized care plus MN-221 at a dose of 1,200 micrograms administered over one hour. A comprehensive pharmacokinetic/pharmacodynamic analysis of previous Phase II clinical trials concluded that this dose may provide greater potential efficacy without conferring additional risk to patients. As of August 2009, patient enrollment had resumed.

•

In July 2009, MediciNova announced its plans to evaluate MN-221 in a second respiratory indication, chronic obstructive pulmonary disease (COPD) exacerbation. A COPD exacerbation is a sustained worsening of the patient’s condition that is acute in onset and necessitates a change in regular medication in a patient with underlying COPD. Exacerbations are associated with a significant increase in mortality, hospitalization and healthcare utilization. MN-221 may offer a convenient and immediate intravenous delivery for this life-threatening condition while also limiting the cardiovascular side effects that are seen with older beta2-adrenergic agonists (a current form of treatment) due to its greater selectivity for the beta2-adrenergic receptor. Evaluation of COPD will be initiated under MediciNova’s existing Investigational New Drug Application for MN-221.

“The quarter was highlighted by encouraging data from our Phase II clinical trial (MN-221-CL-006) in patients with severe, acute exacerbations of asthma treated in emergency departments. The data generated from this study was integral in developing the protocol for the larger placebo-controlled Phase II clinical trial (MN-221-CL-007) which is currently enrolling patients,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “In addition, we have initiated plans to evaluate MN-221 in a second indication, COPD exacerbations, thereby broadening the potential utility of this compound into another respiratory condition.”

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations and MN-166 for the treatment of multiple sclerosis, and either pursue development independently in the U.S., in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting safety and efficacy of product candidates and the potential novelty of such product candidates as treatments for disease, plans and objectives for present and future clinical trials and product development, strategies, future performance, expectations, assumptions, financial condition, liquidity and capital resources. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the FDA, MediciNova’s failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, intellectual property or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

(Tables Follow)

MEDICINOVA, INC.

(a development stage company)

CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,657,327	$19,297,284
Investment securities-current	21,268,853	—
ARS put-current	5,641,857	—
Prepaid expenses and other current assets	1,056,382	718,317

Total current assets	56,624,419	20,015,601
Property and equipment, net	262,881	368,299
Long-term investment securities	2,970,131	24,047,314
Long-term ARS put	—	5,792,701

Total assets	$59,857,431	$50,223,915

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$422,190	$392,572
ARS loan payable	17,859,881	—
Accrued expenses	1,182,079	1,011,916
Income taxes payable	5,985	9,748
Accrued compensation and related expenses	667,005	765,147

Total current liabilities	20,137,140	2,179,383
Stockholders’ equity:
Common stock, $0.001 par value; 30,000,000 shares authorized at June 30, 2009 and December 31, 2008; 12,072,027 shares issued at June 30, 2009 and December 31, 2008	12,072	12,072
Additional paid-in capital	277,692,609	276,361,775
Accumulated other comprehensive loss	(67,907)	(29,744)
Treasury stock, at cost; 66,235 shares at June 30, 2009 and 87,314 shares at December 31, 2008	(1,276,047)	(1,317,362)
Deficit accumulated during the development stage	(236,640,436)	(226,982,209)

Total stockholders’ equity	39,720,291	48,044,532

Total liabilities and stockholders’ equity	$59,857,431	$50,223,915

MEDICINOVA, INC.

(a development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,		Period from September 26, 2000 (inception) to June 30, 2009
	2009	2008	2009	2008
Revenues	$—	$—	$—	$—	$1,558,227
Operating expenses:
Cost of revenues	—	—	—	—	1,258,421
Research and development	2,745,816	2,243,778	5,846,717	8,322,189	139,519,415
General and administrative	2,198,883	2,216,146	4,363,077	4,797,408	83,023,784

Total operating expenses	4,944,699	4,459,924	10,209,794	13,119,597	223,801,620

Operating loss	(4,944,699)	(4,459,924)	(10,209,794)	(13,119,597)	(222,243,393)
Gain/(impairment charge) on investment securities and ARS put, net	114,155	(936,420)	140,826	(3,295,621)	(1,119,158)
Foreign exchange (loss)/gain	(17,912)	(5,458)	9,176	(623,389)	(78,983)
Interest income, net	183,620	509,568	401,570	1,343,919	18,197,784
Income taxes	—	—	(5)	(147)	(33,564)

Net loss	(4,664,836)	(4,892,234)	(9,658,227)	(15,694,835)	(205,277,314)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	—	(98,445)
Deemed dividend resulting from beneficial conversion feature on Series C redeemable convertible preferred stock	—	—	—	—	(31,264,677)

Net loss applicable to common stockholders	$(4,664,836)	$(4,892,234)	$(9,658,227)	$(15,694,835)	$(236,640,436)

Basic and diluted net loss per common share	$(0.39)	$(0.41)	$(0.80)	$(1.30)

Shares used to compute basic and diluted net loss per common share	12,072,027	12,072,027	12,072,027	12,072,027